Exhibit 99.1

KULR SECURES FIRST CUSTOMER FOR KULR VIBE UNDERSCORING SOLUTION'S COMMERCIAL APPLICATION IN THE AVIATION SECTOR

KULR Provides Client’s Global Fleet of Helicopters with Mission-Critical Maintenance Support

SAN DIEGO / GLOBENEWSWIRE / December 21, 2022 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a leading energy management platform company accelerating the global transition to a sustainable electrification economy, today announced that it has entered into a six-figure annual subscription agreement with an industry leading, American-based commercial helicopter operator (the “Client”) to provide global track and balance support for its fleet of helicopters via KULR VIBE, which provides a proprietary AI-driven vibration reduction solution. By incorporating KULR VIBE into their maintenance program, the Client can safely service and maintain operations of its diverse helicopter fleet which service customers in the oil and gas and air-medical sectors.

The Client is one of the world's largest civilian helicopter operators with over 250 diverse aircraft spanning 5 continents.

Through KULR VIBE, the Company addresses one of the most challenging issues with advanced machinery today, excessive vibrations. Vibrations cause increased maintenance, accelerated component replacements, and downtime. Excessive energy-robbing vibrations are destructive to both the helicopter and in many cases the operator. By integrating KULR VIBE into its existing hardware and software processes, the Client can pinpoint areas where excess vibrations across its fleet of 250+ helicopters may cause system malfunctions, weakened performance, maintenance issues, and loss of available aircraft to perform its mission. With KULR VIBE and the 24/7/365 maintenance support it provides, the Client can keep its fleet of helicopters, that would otherwise be grounded or pose a substantial risk to crew members airborne. KULR’s Mechanical Fault Diagnostic ("MFD") software compliments the learning algorithms and AI functions of KULR VIBE to provide a comprehensive solution for the end customer.

“KULR has a long history of developing products that offer its customers proven solutions built to safely withstand the most severe conditions, from space to extreme heat, while also mitigating the potentially devastating effects of excessive vibration on machinery,” said KULR’s President & COO, Keith Cochran. “Through our KULR VIBE solution we enable this Client to provide high-quality support to their customers and ensure they can safely carry out some of the most challenging assignments in aviation.”

This recent contract comes on the heels of KULR VIBE's platform identifying and remedying vibration problems on two Bell AH-1Z Viper attack helicopters and one Bell Boeing Osprey V-22 tiltrotor aircraft at Marine Corps Base Camp Pendleton in southern California. The almost $40 million AH-1Z Viper Attack Helicopter was previously diagnosed as inoperable before KULR's team quickly identified, resolved, and facilitated a return of the aircraft to mission capable status.

KULR is currently working with a helicopter retrofit company to embed its systems in older aircraft while focusing on a key market of original equipment manufacturers who may wish to install KULR VIBE as factory equipment. The Company’s immediate focus is two-fold: grow the commercial helicopter business and integrate with the United States Department of Defense to help enable their fleet for flight readiness 24/7/365.

In addition to helicopters, the Company sees applications for KULR VIBE in eVTOL aircrafts, unmanned aircraft systems, high-performance automobiles, renewable wind energy turbines and industrial motors.

According to Fact.MR, an insights-driven global market intelligence company, the global vibration motor market is estimated at USD 6.5 Billion in 2022 and is forecast to reach USD 24.1 Billion by 2032, growing at a CAGR of 14.1% during 2022-2032.

About KULR Technology Group Inc.

KULR Technology Group Inc. (NYSE American: KULR) is a leading energy management platform offering proven solutions that play a critical role in accelerating the electrification of the circular economy. Leveraging a foundation in developing, manufacturing, and licensing next-generation carbon fiber thermal management technologies for batteries and electronic systems, KULR has evolved its holistic suite of products and services to enable its customers across disciplines to operate with efficiency and sustainability in mind. For more information, please visit https://www.kulrtechnology.com/.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 28, 2022. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

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